SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, DC 20549

                      --------------------

                            FORM 8-K

                         CURRENT REPORT
              PURSUANT TO SECTION 13 OR 15(d) OF THE
                  SECURITIES EXCHANGE ACT OF 1934

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Date of report (Date of earliest event reported)October 13,1999



                            CPI CORP.
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   (Exact Name of the Registrant as Specified in Charter)



   Delaware                     001-10204          43-1256674
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(State or Other Jurisdiction   (Commission File   (IRS Employer
 of Incorporation)               Number)    Identification No.)



1706 Washington Avenue, St. Louis, Missouri       63103-1790
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(Address of Principal Executive Offices)        (Zip Code)



Registrants telephone number, including area code (314)231-1575
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             Not Applicable
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(Former Name or Former Address, if Changed Since Last Report)









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ITEM 5.  OTHER EVENTS.

(A) On October 13, 1999, CPI Corp. issued the following press release:

     CPI RESUMES STOCK REPURCHASE

     St. Louis, MO, October 13, 1999 - CPI Corp., (NYSE-CPY) - Alyn V. Essman, chairman and chief executive officer of CPI Corp. ("CPI"), said today that the company is deeply disappointed that its efforts to maximize shareholder value had been derailed by the unilateral termination by SPS International Holding, Inc., an affiliate of American Securities Capital Partners L.P. ("ASCP"), of the merger agreement under which entities controlled by affiliates of ASCP and CPI management had agreed to acquire CPI.

     Continuing, Essman said, "The Board of Directors and the management of CPI remain completely confident of CPI's strength and value and committed to serving the interests of our shareholders. In support of this program, CPI will immediately resume stock repurchases in the open market."

     Commenting further on CPI's performance, Essman said, "This year was planned for significant continuing investments in training, installation of new systems and preparation for the all-important seasonal marketing program. These expenses are concentrated in the first nine months and include expansion of the Smile Savers' program throughout our portrait studio chain. With those investments primarily behind us, we will devote our full attention to achieving an outstanding Christmas season."

     Finally, Essman confirmed that while management will concentrate their efforts on completing a successful year, counsel had been instructed by the Board of Directors to pursue legal remedies against ASCP and its affiliates for wrongful termination and willful breach of the merger agreement.

     CPI is a consumer services company with fiscal year 1998 sales of $390 million, operating approximately 1,027 Sears
     Portrait Studios in the U.S., Puerto Rico and Canada and
     153 Prints Plus wall decor stores.







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                            SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                           CPI CORP.
                                         (Registrant)


                           /s/   Barry Arthur
                                 --------------------
                                 Barry Arthur
                                 Authorized Officer and
                                 Principal Financial Officer




Date: October 14, 1999






























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